Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZOETIS INC.

Zoetis Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify as follows:
1.    The name of the Corporation is Zoetis Inc. The Corporation was originally incorporated under the name Zoetis Inc., pursuant to the original Certificate of Incorporation of the Corporation (the "Original Certificate of Incorporation") filed with the office of the Secretary of State of the State of Delaware on July 25, 2012.
2.     This Amended and Restated Certificate of Incorporation (this "Certificate of Incorporation") was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the GCL.
3.    This Certificate of Incorporation restates and integrates and further amends the Original Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.
4.     The text of the Original Certificate of Incorporation is amended and restated in its entirety as follows:
FIRST: The name of the Corporation is Zoetis Inc.
SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, 19801. The name of its registered agent at that address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corpora-tion may be organized under the GCL as set forth in Title 8 of the GCL.
FOURTH: A. The total number of shares of stock which the Corporation shall have authority to issue is 7,000,000,000 shares, of which the Corporation shall have authority to issue (i) 5,000,000,000 shares of Class A Common Stock, each having a par value of $0.01 ("Class A Common Stock"), (ii) 1,000,000,000 shares of Class B Common Stock, each having a par value of $0.01 ("Class B Common Stock," and together with Class A Common Stock, "Common Stock"), and (iii) 1,000,000,000 shares of Preferred Stock, each having a par value of $0.01 (the "Preferred Stock").
B. Common Stock.
1. General. Except as otherwise expressly provided herein or required by the GCL, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Holders of Class A Common Stock and Class B Common Stock will have no preemptive subscription or redemption rights. The outstanding shares of Common Stock are fully paid and non-assessable.
2. Voting. Except as otherwise expressly provided herein or required by the GCL, holders of shares of each class of Common Stock shall be entitled to vote, and shall vote together as one class, on all matters to be voted on by stockholders of the Corporation. Except as otherwise expressly provided herein or required by the GCL, (x) with respect to all matters submitted to a vote of stockholders other than elections of directors, each holder of shares of Class A Common Stock and Class B Common Stock shall be entitled to one vote per share and (y) with respect to elections of directors, each holder of shares of Class A Common Stock shall be entitled to one vote per share, and each holder of shares of Class B Common Stock shall be entitled to ten votes per share.
3. Conversion. (a) Each share of Class B Common Stock held by Pfizer (as defined below) shall be convertible at the option of Pfizer into one share of Class A Common Stock, until such time at which any person other than

Pfizer owns any shares of Class B Common Stock. Subject to clause (b) below, each share of Class B Common Stock held by any holder other than Pfizer shall not be convertible at any time into any shares of Class A Common Stock. Shares of Class A Common Stock are not convertible into any other shares of the Corporation's capital stock. As used herein, "Pfizer" means Pfizer Inc., a Delaware corporation, any and all successors to Pfizer Inc. by way of merger, consolidation or sale of all or substantially all of its assets, and any and all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (i) in which Pfizer Inc. owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (ii) of which Pfizer Inc. otherwise directly or indirectly controls or directs the policies or operations or (iii) that would be considered subsidiaries of Pfizer Inc. within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended, now or hereafter existing; provided, however, that the term "Pfizer" shall not include the Corporation.
(b) The Board of Directors may propose to convert the Class B Common Stock to Class A Common Stock on a share-for-share-basis, subject to the receipt of approval by the stockholders. If such proposal is approved by the Board of Directors and presented to the stockholders, a vote by (i) a majority of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, and (ii) a majority of the shares of Class B Common Stock, voting as a separate class, will be required for the proposal to be approved.
(c) Following the effectiveness of the conversion of all Class B Common Stock into Class A Common Stock pursuant to clauses (a) or (b) above, Section B shall be deleted in its entirety from this Article Fourth automatically and without further action by the stockholders or the Corporation, with appropriate renumbering of the remaining sections hereof, and each reference to "Class A Common Stock", "Class B Common Stock" or "Common Stock" in this Certificate of Incorporation shall thereafter be deemed to be a reference to Common Stock, par value $0.01. Unless prohibited by the GCL, the Corporation may restate this Certificate of Incorporation in its entirety to give effect to this provision and any such restatement need not include this clause (c) and may renumber and/or appropriately relocate this paragraph within this Article FOURTH.
4. Amendments. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, (i) for so long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock, amend, alter or repeal any provision of this Certificate of Incorporation so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Class A Common Stock as compared to those of the Class B Common Stock and (ii) for so long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class B Common Stock, amend, alter or repeal any provision of this Certificate of Incorporation so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Class B Common Stock as compared to those of the Class A Common Stock; provided, that, for the foregoing purposes, any alteration or change with respect to, and any provision for, the voluntary, mandatory or other conversion or exchange of the Class B Common Stock into or for Class A Common Stock on a one-for-one basis shall be deemed not to adversely affect the rights of the Class A Common Stock.
5. Dividends. No dividend or distribution may be declared or paid on any share of Class A Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor shall any dividend or distribution be declared or paid on any share of Class B Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class A Common Stock, in each case without preference or priority of any kind; provided, however, that if dividends are declared that are payable in shares of Class A Common Stock or in Class B Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class A Common Stock or Class B Common Stock, dividends shall be declared that are payable at the same rate on both classes of Common Stock and the dividends payable in shares of Class A Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class A Common Stock shall be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock or in rights, options, warrants or other securities convertible into or exchange for shares of Class B Common Stock shall be payable to holders of Class B Common Stock.
6. Merger, Consolidation or Reorganization. The Corporation shall not enter into any reorganization, or into any merger, share exchange, consolidation or combination of the Corporation with one or more other entities (whether or not the Corporation is the surviving entity), unless each holder of an outstanding share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of consideration (including shares of stock and other securities and property (including cash)), if any, receivable upon such reorganization, merger, share exchange, consolidation or other combination by a holder of an outstanding share of Class B Common Stock, and each holder of an outstanding share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of consideration (including shares of stock and other securities and property (including cash)), if any, receivable upon such reorganization, merger, share exchange, consolidation or other combination by a holder of an outstanding share of Class A Common Stock, in each case without distinction between classes of Common Stock.
7. Liquidation. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Class A Common Stock and Class B Common Stock will be entitled to receive their ratable share of the Corporation's net assets available after payment of all debts and other liabilities, subject to the prior rights of any outstanding Preferred Stock. For purposes of this paragraph, unless otherwise provided with respect to any then outstanding series of Preferred Stock, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, either voluntary or involuntary.
C. Preferred Stock.
The Board of Directors is expressly authorized, without the need for stockholder approval, to provide for the issuance of all or any shares of Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GCL, including, with-out limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.
FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for the further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
B. The directors shall be divided into three classes, designated class I, class II and class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial class I directors shall terminate on the date of the 2014 annual meeting of stockholders; the term of the initial class II directors shall terminate on the date of the 2015 annual meeting of stockholders; and the term of the initial class III directors shall terminate on the date of the 2016 annual meeting of stockholders or, in each case, upon such director's earlier death, resignation or removal. At each succeeding annual meeting of stockholders beginning in 2014, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term and until their successors are duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director. In addition to any vote of the Board of Directors required by this Certificate of Incorporation or the GCL, for so long as Pfizer owns a majority of the total voting power of the outstanding shares of all classes of capital stock entitled to vote (on matters other than the election of directors), the affirmative vote of a majority of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this paragraph B of Article FIFTH; thereafter, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this paragraph B of Article FIFTH.
C. No stockholder shall be entitled to exercise any right of cumulative voting.
D. The Board of Directors shall have the power, without the need for stockholder approval, to adopt, alter, amend, change, add to or repeal the By-Laws of the Corporation. For so long as Pfizer owns a majority of the total voting power of the outstanding shares of all classes of capital stock entitled to vote (on matters other than the election of directors), the affirmative vote of a majority of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to adopt, alter, amend, change, add to or repeal any provision inconsistent with, this paragraph D of Article FIFTH; thereafter, the By-Laws may be adopted, altered, amended, changed, added to or repealed by the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation.
E. The number of directors of the Corporation (exclusive of directors who may be elected by the holders of any one or more series of Preferred Stock which may at any time be outstanding, voting separately as a class or classes) shall be not less than 5 nor more than 15, the exact number within said limits to be fixed from time to time solely by resolution of the Board of Directors, acting by not less than a majority of the directors then in office. Election of directors need not be by written ballot unless the By-Laws so provide.
F. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the Board of Directors, acting by not less than a majority of the Directors then in office, although less than a quorum. Any director so chosen shall hold office until his successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.
G. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
H. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this paragraph H of Article FIFTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, except where the director or officer pleads guilty or nolo contendere in a criminal proceeding (excluding traffic violations and other minor offenses), upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this paragraph H of Article FIFTH. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this paragraph H of Article FIFTH to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this paragraph H of Article FIFTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this paragraph H of Article FIFTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
I. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws of the Corporation; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
SIXTH: In anticipation that the Corporation and Pfizer may engage in the same or similar business activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Pfizer (including service of officers and directors of Pfizer as directors of the Corporation), the provisions of this Article SIXTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Pfizer and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.
A. Subject to any contractual provisions to the contrary, Pfizer shall have the right to, and shall have no duty to refrain from: (i) engaging in the same or similar business activities or lines of business as the Corporation; (ii) doing business with any client or customer of the Corporation; and (iii) employing or otherwise engaging any officer or employee of the Corporation, and neither Pfizer nor any officer or director thereof (except as provided in Section B of this Article SIXTH) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Pfizer or of such person's participation therein. In the event that Pfizer acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Pfizer and the Corporation, Pfizer shall have no duty to communicate or present such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Pfizer pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to the Corporation.
B. If a director or officer of the Corporation who is also a director or officer of Pfizer acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Pfizer, such director or officer of the Corporation: (i) shall have fully satisfied and fulfilled such person's fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity; (ii) shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that Pfizer pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not present such corporate opportunity to the Corporation; (iii) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation for the purposes of this Certificate of Incorporation; and (iv) shall be deemed not to have breached such person's duty of loyalty to the Corporation or its stockholders or to have derived an improper personal benefit therefrom for the purposes of this Certificate of Incorporation, if such director or officer acts in good faith in a manner consistent with the following policy: (a) a corporate opportunity offered to any person who is an officer of the Corporation and who is also a director but not an officer of Pfizer shall belong to the Corporation, unless such opportunity is expressly offered to such person solely in his or her capacity as a director of Pfizer in which case such opportunity shall belong to Pfizer; (b) a corporate opportunity offered to any person who is a director but not an officer of the Corporation and who is also a director or officer of Pfizer shall belong to the Corporation only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation and otherwise shall belong to Pfizer; and (c) a corporate opportunity offered to any person who is an officer of both the Corporation and Pfizer shall belong to Pfizer unless such opportunity is expressly offered to such person solely in his or her capacity as an officer of the Corporation, in which case such opportunity shall belong to the Corporation.
C. For the purposes of this Article SIXTH, "corporate opportunities" shall include, but not be limited to, business opportunities that the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation's business, are of practical advantage to it and are ones in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Pfizer or its officers or directors will be brought into conflict with that of the Corporation.
D. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article SIXTH.
E. If any contract, agreement, arrangement or transaction between the Corporation and Pfizer involves a corporate opportunity and is approved in accordance with the procedures set forth in Article SEVENTH of this Certificate of Incorporation, Pfizer and its officers and directors shall also for the purposes of this Article SIXTH and the other provisions of this Certificate of Incorporation: (i) have fully satisfied and fulfilled their fiduciary duties to the Corporation and its stockholders; (ii) be deemed to have acted in good faith and in a manner such persons reasonably believe to be in and not opposed to the best interests of the Corporation; and (iii) be deemed not to have breached their duties of loyalty to the Corporation and its stockholders and not to have derived an improper personal benefit therefrom. Any such contract, agreement, arrangement or transaction involving a corporate opportunity not so approved shall not by reason thereof result in any such breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the other provisions of this Article SIXTH, this Certificate of Incorporation, the By-Laws, the GCL and other applicable law.
F. Notwithstanding anything in this Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Certificate of Incorporation or the GCL, until the occurrence of the Operative Date (as defined below), for so long as Pfizer owns a majority of the total voting power of the outstanding shares of all classes of capital stock entitled to vote (on matters other than the election of directors), the affirmative vote of a majority of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article SIXTH; thereafter, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with, any provision of this Article SIXTH. Neither the amendment, alteration, termination or repeal of this Article SIXTH nor the adoption of any provision inconsistent with this Article SIXTH shall eliminate or reduce the effect of this Article SIXTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SIXTH, would accrue or arise, prior to such amendment, alteration, termination, repeal or adoption.
G. For purposes of this Article SIXTH:
(i) "Corporation" means the Corporation and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests; and
(ii) "Operative Date" means the first date on which Pfizer ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act), in the aggregate, shares entitled to twenty percent (20%) or more of the votes entitled to be cast (on matters other than the election of directors) by the holders of the then outstanding Common Stock.
H. Following the Operative Date, any contract, agreement, arrangement or transaction involving a corporate opportunity not approved or allocated as provided in this Article SIXTH shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the other provisions of this Certificate of Incorporation, the By-Laws, the GCL and other applicable law.
I. This Article SIXTH shall become inoperative and of no further effect following the Operative Date.
SEVENTH: In anticipation that the Corporation and Pfizer may enter into contracts or otherwise transact business with each other and that the Corporation may derive benefits therefrom, the provisions of this Article SEVENTH are set forth to regulate and define certain contractual relations and other business relations of the Corporation as they may involve Pfizer, and the powers, rights, duties and liabilities of the Corporation in connection therewith. The provisions of this Article SEVENTH are in addition to, and not in limitation of, the provisions of the GCL and the other provisions of this Certificate of Incorporation. Any contract or business relation that does not comply with the procedures set forth in this Article SEVENTH shall not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the provisions of this Certificate of Incorporation, the By-Laws, the GCL and other applicable law.
A. No contract, agreement, arrangement or transaction between the Corporation and Pfizer shall be void or voidable solely for the reason that Pfizer is a party thereto, and Pfizer and its directors and officers (i) shall have fully satisfied and fulfilled their fiduciary duties to the Corporation and its stockholders with respect thereto; (ii) shall not be liable to the Corporation or its stockholders for any breach of fiduciary duty by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction; (iii) shall be deemed to have acted in good faith and in a manner they reasonably believed to be in and not opposed to the best interests of the Corporation for purposes of this Certificate of Incorporation; and (iv) shall be deemed not to have breached their duties of loyalty to the Corporation and its stockholders and not to have derived an improper personal benefit therefrom for the purposes of this Certificate of Incorporation, if:
(i) the material facts as to such contract, agreement, arrangement or transaction are disclosed to or are known by the Board of Directors or the committee thereof that authorizes such contract, agreement, arrangement or transaction, and the Board of Directors or such committee in good faith authorizes such contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;
(ii) the material facts as to such contract, agreement, arrangement or transaction are disclosed to or are known by the holders of shares of Common Stock entitled to vote thereon, and such contract, agreement, arrangement or transaction is specifically approved in good faith by the affirmative vote of a majority of the votes entitled to be cast thereon by the holders of the then outstanding Common Stock, except shares of Common Stock that are beneficially owned (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act) or the voting of which is controlled by Pfizer; or
(iii) such contract, agreement, arrangement or transaction, when viewed in light of the circumstances at the time of the commitment, is fair to the Corporation.
B. Directors of the Corporation who are also directors or officers of Pfizer may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes such contract, agreement, arrangement or transaction. Shares of Common Stock owned by Pfizer may be counted in determining the presence of a quorum at a meeting of stockholders called to authorize such contract, agreement, arrangement or transaction.
C. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article SEVENTH.
D. For purposes of this Article SEVENTH, any contract, agreement, arrangement or transaction with any corporation, partnership, joint venture, limited liability company, trust, association or other entity in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, or with any officer or director thereof, shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.
E. For the purpose of this Article SEVENTH, "Corporation" and "Operative Date" have the meanings set forth in Article SIXTH of this Certificate of Incorporation.
F. Notwithstanding anything in this Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Certificate of Incorporation or the GCL, until the occurrence of the Operative Date, for so long as Pfizer owns a majority of the total voting power of the outstanding shares of all classes of capital stock entitled to vote (on matters other than the election of directors), the affirmative vote of a majority of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article SEVENTH; thereafter, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with, any provision of this Article SEVENTH. Neither the amendment, alteration, termination or repeal of this Article SEVENTH nor the adoption of any provision inconsistent with this Article SEVENTH shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, alteration, termination, repeal or adoption.
G. This Article SEVENTH shall become inoperative and of no further effect following the Operative Date.
EIGHTH: A. In anticipation that Pfizer will remain a stockholder of the Corporation and may have continued contractual, corporate and business relations with the Corporation, the provisions of this Article EIGHTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may impact Pfizer and its legal and regulatory status.
B. The Corporation shall not, without the prior written consent of Pfizer (which shall not be unreasonably withheld, conditioned or delayed), engage, directly or indirectly, in any act or activity, which, to the knowledge of the Corporation, would: (i) require Pfizer to obtain any approval, consent or authorization of or otherwise become subject to any statute, rule, regulation, ordinance, order, decree or other legal restriction of any federal, state, local or foreign governmental, administrative or regulatory authority, agency or instrumentality (collectively, "Applicable Laws"); or (ii) cause any director of the Corporation who is also a director or officer of Pfizer to be ineligible to serve, or prohibited from serving, as a director of the Corporation or, in the case where such person is a director of Pfizer, ineligible to serve as a director of Pfizer under or pursuant to any Applicable Law. Pfizer shall not be liable to the Corporation or its stockholders, in each case, for breach of any fiduciary duty by reason of the fact that Pfizer gives or withholds any consent for any reason in connection with this Article EIGHTH. No vote cast or other action taken by any person who is an officer, director or other representative of Pfizer which vote is cast or action is taken by such person in his or her capacity as a director of the Corporation shall constitute a consent of Pfizer for the purpose of this Article EIGHTH. For purposes of this Article EIGHTH, the Corporation shall be deemed to have knowledge of (x) all Applicable Laws in effect on the date hereof and of all Applicable Laws in effect immediately prior to taking any action or engaging in any activity which would have any of the effects contemplated by clause (i) or (ii) above and (y) all of the businesses and activities in which Pfizer is engaged on the date hereof and of all businesses and activities in which Pfizer is engaged immediately prior to taking any action or engaging in any activity which would have any of the effects contemplated by clause (i) or (ii) above, in each case to the extent that such business or activity is disclosed in the public domain.
C. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article EIGHTH.

D. For purposes of this Article EIGHTH, the "Corporation" and the "Operative Date" have the meanings set forth in Article SIXTH of this Certificate of Incorporation.
E. Notwithstanding anything in this Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Certificate of Incorporation or the GCL, until the occurrence of the Operative Date, for so long as Pfizer owns a majority of the total voting power of the outstanding shares of all classes of capital stock entitled to vote (on matters other than the election of directors), the affirmative vote of a majority of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article EIGHTH; thereafter, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with, any provision of this Article EIGHTH. Neither the amendment, alteration, termination or repeal of this Article EIGHTH nor the adoption of any provision inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, alteration, termination, repeal or adoption.
F. This Article EIGHTH shall become inoperative and of no further effect following the Operative Date.
NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) within or without the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.
TENTH: A. Until the first date on which Pfizer ceases to beneficially own a majority of the total voting power of the outstanding shares of all classes of capital stock entitled to vote (on matters other than the election of directors), any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted. From and after the first date on which Pfizer ceases to beneficially own a majority of the total voting power of the outstanding shares of all classes of capital stock entitled to vote (on matters other than the election of directors), any action required or permitted to be taken by the stockholders of the Corporation must be effected solely at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
B. In addition to any vote of the Board of Directors required by this Certificate of Incorporation or the GCL, for so long as Pfizer owns a majority of the total voting power of the outstanding shares of all classes of capital stock entitled to vote (on matters other than the election of directors), the affirmative vote of a majority of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article TENTH; thereafter, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with, any provision of this Article TENTH.
ELEVENTH: Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any actual or purported derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation's stockholders; (iii) any action asserting a claim arising pursuant to any provision of the GCL; or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to consented to the provisions of this Article ELEVENTH.
TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf on this 6th day of February, 2013.

ZOETIS INC.

By:	/s/ Heidi C. Chen
Name: Heidi C. Chen
Title: Executive Vice President,
General Counsel and
Corporate Secretary